SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2004

Church & Dwight Co., Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey	08543
(Address of principal executive offices)	Zip Code

Registrant’s telephone, including area code: (609) 683-5900

N/A

(Former name and former address, if changed since last report)

ITEM 5. OTHER EVENTS.

Set forth below is unaudited capsule information for the quarter and fiscal year ended December 31, 2003:

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Net Sales	$286,747	$268,098	$1,056,874	$1,047,149
Cost of sales	202,705	187,265	738,883	735,928

Gross profit	84,042	80,833	317,991	311,221
Marketing expenses	22,671	24,458	88,807	86,195
Selling, general and administrative expenses	32,224	31,530	117,333	120,512

Income from Operations	29,147	24,845	111,851	104,514
Equity in earnings of affiliates	2,788	3,786	28,632	21,520
Other income (expense), net	(10,246)	(5,770)	(23,518)	(24,799)

Income before minority interest and taxes	21,689	22,861	116,965	101,235
Income taxes	5,814	7,307	35,974	34,402
Minority Interest	8	14	30	143

Net Income	$15,867	$15,540	$80,961	$66,690

Net Income per share - Basic	$0.39	$0.39	$2.01	$1.68
Net Income per share - Diluted	$0.37	$0.37	$1.92	$1.60

Dividend per share	$0.08	$0.075	$0.31	$0.30
Weighted average shares outstanding - Basic	40,515	39,875	40,227	39,630
Weighted average shares outstanding - Diluted	42,682	41,984	42,199	41,809

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Dec. 31, 2003	Dec. 31, 2002
Assets
Current Assets
Cash, equivalents and securities	$75,634	$76,302
Accounts receivable	107,553	100,252
Inventories	84,176	82,674
Other current assets	21,859	26,208

Total Current Assets	$289,222	285,436

Property, Plant and Equipment (Net)	258,010	240,007
Equity Investment in Affiliates	152,575	131,959
Intangibles and other assets	419,810	330,839

Total Assets	$1,119,617	$988,241

Liabilities and Stockholders’ Equity
Short-Term Debt	$65,897	$15,945
Other Current Liabilities	166,157	169,236

Total Current Liabilities	232,054	185,181

Long-Term Debt	331,149	352,488
Other Long-Term Liabilities	117,920	102,926
Stockholders’ Equity	438,494	347,646

Total Liabilities and Stockholders’ Equity	$1,119,617	$988,241

Supplemental Information

For the year ended December 31, 2003 net income was $81.0 million or $1.92 per diluted share. This compares to $66.7 million or $1.60 per share for 2002.

2003’s first half results included a $0.06 per share gain from the reversal of prior year tax reserves and a net $0.07 per share contribution by the Company’s affiliate, Armkel LLC, primarily resulting from the settlement of litigation.

For the quarter ended December 31, 2003, net income was $15.9 million or $0.37 per diluted share as compared to $15.5 million or $0.37 per share in the year ago period.

The fourth quarter of 2003’s results included a $0.03 per share earnings reduction from a change in revenue recognition from FOB shipping point to FOB destination point, reducing sales by $6.3 million for the quarter.

Fourth quarter results in 2003 included sales of $25.2 million for the former Unilever oral care brands. As previously announced by the Company, on October 20, 2003, the Company completed the acquisition of the former Unilever oral care business in the United States and Canada, comprising the MENTADENT brand of toothpaste and toothbrushes, PEPSODENT and AIM toothpaste, and exclusive licensing rights to CLOSE-UP toothpaste.

In connection with the acquisition of the Unilever oral care brands and its financing, the Company recorded a $6.1 million accounting charge related to the step-up of opening inventory values in accordance with purchase accounting principles, and took an additional $4.9 million charge to write off deferred financing costs and interest rate hedges incurred on previous financing transactions. Including these charges, the acquired oral care business generated a pretax loss of $2.6 million or $0.04 per share from the date of acquisition through December 31, 2003. The Company provided minimal marketing support during this transition period for the acquired business, and expects to increase such support in 2004.

Other Expense in 2003 includes the fourth quarter acquisition-related financing charges of $4.9 million mentioned in the previous paragraph.

At December 31,2003, the Company had total outstanding debt of $397 million, and cash of $76 million. The investment in the Unilever acquisition was about $110 million including working capital. Net Cash Provided by Operating Activities was approximately $119 million for the year.

At its January 28 Board Meeting, the Board declared a regular quarterly dividend of $0.08 per share. The dividend is payable March 1, 2004 to stockholders of record at the close of business on February 6, 2004.

Forward Looking Statements

The above discussion contains forward-looking statements relating to, among other things, the level of marketing support the Company expects to provide for the acquired Unilever oral care brands in 2004. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), consumer reaction to marketing efforts and uncertainties and unanticipated delays involved in integrating the Oral Care Business into the Company’s existing operations. For a description of additional cautionary statements, see the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: March 2, 2004	By:	/s/ Robert A. Davies, III
	Name:	Robert A. Davies, III
	Title:	Chief Executive Officer